SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                        Transtech Services Partners Inc.
                                (Name of Issuer)

                         Common Stock, $0.0001 Par Value
                         (Title of Class of Securities)

                                    89388R105
                                 (CUSIP Number)

                                October 30, 2007
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP No. 89388R105                                                 PAGE 2 OF 9


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(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                            Polar Securities Inc.
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(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [X]
                                                                    (b) [ ]
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(3)      SEC USE ONLY
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(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Canada
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           -0-
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           591,300
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           -0-
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           591,300
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         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           591,300
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [   ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           9.4%
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           IA
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Schedule 13G

CUSIP No. 89388R105                                                  PAGE 3 OF 9


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(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                       North Pole Capital Master Fund
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(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [X]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
(3)      SEC USE ONLY
--------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION
                            Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF         (5)      SOLE VOTING POWER
                                           -0-
SHARES            --------------------------------------------------------------

BENEFICIALLY      (6)      SHARED VOTING POWER
                                           278,300
OWNED BY          --------------------------------------------------------------

EACH              (7)      SOLE DISPOSITIVE POWER
                                           -0-
REPORTING         --------------------------------------------------------------

PERSON WITH       (8)      SHARED DISPOSITIVE POWER
                                           278,300
--------------------------------------------------------------------------------
         (9)      AGGREGATE AMOUNT BENEFICIALLY OWNED
                  BY EACH REPORTING PERSON
                                           278,300
--------------------------------------------------------------------------------
         (10)     CHECK BOX IF THE AGGREGATE AMOUNT
                  IN ROW (9) EXCLUDES CERTAIN SHARES                    [  ]
--------------------------------------------------------------------------------
         (11)     PERCENT OF CLASS REPRESENTED
                  BY AMOUNT IN ROW (9)
                                           4.4%
--------------------------------------------------------------------------------
         (12)     TYPE OF REPORTING PERSON
                                           CO
--------------------------------------------------------------------------------

 Schedule 13G

CUSIP No. 89388R105                                                 PAGE 4 OF 9

ITEM 1(a).        NAME OF ISSUER:

                  Transtech Services Partners Inc. (the "Company")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  445 Fifth Avenue
                  New York, New York 10016


ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

       (i) North Pole Capital Master Fund ("North Pole"), a Cayman Islands exempted company, with respect to the Shares (defined in item 2(d) below) reported in this Schedule 13G directly owned by it.

       (ii) Polar Securities Inc. ("Polar Securities"), a company incorporated under the laws on Ontario, Canada, with respect to the Shares reported in this Schedule 13G directly owned by North Pole and certain discretionary accounts managed by Polar Securities.

The citizenship of each of the Reporting Persons is set forth above.

The address of the principal business office of each of the Reporting Persons is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $0.0001 Par Value (the "Shares")

ITEM 2(e).        CUSIP NUMBER: 89388R105

Schedule 13G

CUSIP No. 89388R105                                                 PAGE 5 OF 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
               (a) [ ] Broker or dealer registered under Section 15 of the Act;

               (b) [ ]   Bank as defined in Section 3(a)(6) of the Act;

               (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

               (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940;

               (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:
                         see Rule 13d-1(b)(1)(ii)(E);

               (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;
                         see Rule 13d-1(b)(1)(ii)(F);

               (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

               (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

               (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

               (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

Schedule 13G

CUSIP No. 89388R105                                                 PAGE 6 OF 9


ITEM 4.   OWNERSHIP.

     Polar Securities Inc. serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G.

     Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

     A.   Polar Securities

          (a)  Amount beneficially owned: 591,300

          (b) Percent of class: 9.4% (all percentages herein are based on 6,300,000 Shares reported to be outstanding as of August 14, 2007 as reflected in the Form 10-Q filed by the Company on August 14, 2007.

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0 Shares.

               (ii)   shared power to vote or to direct the vote: 591,300
                      Shares.

               (iii) sole power to dispose or to direct the disposition of: 0 Shares.

               (iv)   shared power to dispose or to direct the disposition of:
                      591,300 Shares

     B.   North Pole

          (a)  Amount beneficially owned: 278,300

          (b)  Percent of class: 4.4%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote: 0 Shares.

               (ii)   shared power to vote or to direct the vote: 278,300
                      Shares.

               (iii) sole power to dispose or to direct the disposition of: 0 Shares.

               (iv)   shared power to dispose or to direct the disposition of:
                      278,300 Shares

Schedule 13G

CUSIP No. 89388R105                                                 PAGE 7 OF 9


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               See Item 4.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATION (if filing pursuant to Rule 13d-1(c))

       Each of the Reporting Persons hereby makes the following certification:

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP No. 89388R105                                                 PAGE 8 OF 9


                                   SIGNATURES

       After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


DATED:  November 9, 2007                   Polar Securities Inc.
                                           /s/ Paul Sabourin
                                           -----------------------------------
                                           Paul Sabourin
                                           Chief Investment Officer


                                           North Pole Capital Master Fund
                                           By:  Polar Securities Inc.
                                           /s/ Paul Sabourin
                                           -----------------------------------
                                           Paul Sabourin
                                           Chief Investment Officer

Schedule 13G

CUSIP No. 89388R105                                                 PAGE 9 OF 9


                                    EXHIBIT 1
                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

       The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  November 9, 2007                   Polar Securities Inc.
                                           /s/ Paul Sabourin
                                           -----------------------------------
                                           Paul Sabourin
                                           Chief Investment Officer


                                           North Pole Capital Master Fund
                                           By:  Polar Securities Inc.
                                           /s/ Paul Sabourin
                                           -----------------------------------
                                           Paul Sabourin
                                           Chief Investment Officer